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                                                     EXHIBIT 12.1

             RATIO OF EARNINGS TO FIXED CHARGES
                       (In thousands)

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                                   Period from
                                     July 28,
                                       1993
                                   (inception)      Year ended
                                     through        December 31,        Six Months Ended
                                   December 31, ------------------           June 30,
                                      1993       1994    1995    1996          1997
                                  ------------- ------  ------  ------  ----------------
RATIO OF EARNINGS TO FIXED
CHARGES

  Earnings:
     Loss before income taxes       $(30)     $(1,432)  $(8,954) $(8,202)     $(7,420)
     Add:  Fixed charges, net         64        1,159     8,098    9,083        7,525
                                  ------------- ------  -------   -------  -------------
        Income (loss) before
          income taxes and
          fixed charges,net         $34       $  (273)  $  (856) $   881      $   105
                                  ------------- ------  -------   -------  -------------
Fixed Charges:
     Interest expense               $63       $ 1,064   $ 6,332  $ 4,018      $ 2,844
     Capitalized interest            --           110       880    1,442        1,768
     Amortization of
        capitalized interest         --           --        --       --           --
     Amortization of debt
        expense                       1            39     1,450      241          204
     Interest factor of
        rent expense                 --            56      316     4,824          4,477
                                  ------------- ------  -------   -------  -------------
          Total fixed
            charges                 $64       $ 1,269   $ 8,978  $10,525      $ 9,293
                                  ------------- ------  -------   -------  -------------

Ratio of earnings to fixed
  charges                           0.5          (0.2)     (0.1)     0.1         0.01

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(1)  For the period from July 28, 1993 (inception) through
December 31, 1993, fiscal years ended December 31, 1994, 1995, and 1996 and six months ended June 30, 1997, fixed charges exceeded earnings by $30,000, $1.5 million, $9.8 million, $9.6 million and $9.2 million, respectively.